Exhibit 4.4

ADDENDUM

TO A SHARE PURCHASE AGREEMENT

DATED 16 MAY 2017

This addendum (this “Addendum”) to a share purchase agreement dated 16 May 2017 is entered into the 30 May 2017 between:

(1) Knutsen NYK Offshore Tankers AS, company registration no. 995 221 713 (the “Seller”);

(2) KNOT Shuttle Tankers AS, company registration no. 998 942 829 (the “Buyer”).

The Seller and the Buyer are hereinafter individually referred to as a “Party” and jointly the “Parties”.

WHEREAS:

a)	The Parties have entered a share purchase agreement dated 16 May 2017 (the “Agreement”), pursuant to which the Seller has agreed to sell, and the Buyer has agreed to buy, all shares issued in KNOT Shuttle Tankers 25 AS, company registration no. 914 006 600 (the “Company”) being the sole owner of the vessel MT “Vigdis Knutsen” having IMO No. 9757723 (the “Vessel”);

b)	On 24 May 2017, the Vessel suffered damage to its hull in connection with a ship-to-ship loading at area La Paloma (the “Incident”).

c)	The Parties now enter into this Addendum to reflect how the Incident shall affect their rights and obligations under the Agreement.

1	DEFINITIONS

Terms defined in the Agreement shall have the same meaning when used in this Addendum.

2	INDEMNITY BY THE SELLER

Without prejudice to Clause 12.1 (Indemnity by the Seller) or any other rights of the Buyer under the Agreement, and as a supplemental obligation on the Seller, the Seller shall be liable for, and shall indemnify, defend and hold harmless the Buyer Indemnitees from and against, any Losses, suffered or incurred by such Buyer Indemnitees by reason of, arising out of or otherwise in respect of the Incident, including without limitation any repair costs incurred and/or any charter hire lost by the Company.

3	WAIVER BY THE BUYER

In consideration of the specific indemnity by the Seller pursuant to Clause 2 above, and without prejudice to Clause 12.1 (Indemnity by the Seller) or any other rights of the Buyer under the Agreement, the Buyer confirm and agree that for the purpose of Clause 6.1 (Conditions to the Buyer’s Closing obligations) of the Agreement, any breach by the Seller of any warranties or representations caused by the Incident, shall be deemed waived by the Buyer.

4	CONTINUED FORCE AND EFFECT

Except as amended and supplemented by this Addendum, the Agreement shall continue in full force and effect, and the Agreement and this Addendum shall be read and construed as one instrument.

Knutsen NYK Offshore Tankers AS	KNOT Shuttle Tankers AS

/s/ Trygve Seglem	/s/ Trygve Seglem
Trygve Seglem	Trygve Seglem
Chairman	Chairman

/s/ Fumitake Shishido
Fumitake Shishido
Executive Vice President

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